Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the second day of October, 2026 (the “Effective Date”), by and between MFA Financial, Inc. (“MFA”), and Bryan Wulfsohn (the “Executive”).

WITNESSETH:

WHEREAS, MFA and the Executive entered into an employment agreement, amended and restated effective as of January 1, 2021 and further amended on May 3, 2022 (the “Former Employment Agreement”);

WHEREAS, MFA and the Executive desire to enter into an amended and restated employment agreement that supersedes and replaces the Former Employment Agreement in all respects as of the Effective Date and sets forth the terms of the Executive’s employment with MFA; and

WHEREAS, the Executive wishes to continue serving MFA, and MFA wishes to secure the continued exclusive services of the Executive, under the terms and conditions described in this Agreement, which will be legally binding on the date the Agreement is executed by the parties hereto.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.              Term of Employment.

(a)            MFA hereby employs the Executive, and the Executive hereby accepts employment with MFA, in the positions and with the duties and responsibilities as set forth in Section 2 below for the Term of Employment, subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 3(b)(ii) below, as of the Effective Date of this Agreement, the Former Employment Agreement is terminated.

(b)            The term of employment (the “Term of Employment”) under this Agreement shall commence on the Effective Date and continue until December 31, 2027 (the “Initial Term”); provided that, the Term of Employment shall automatically renew for periods of one-year (each an “Extension Term”) unless either party gives the other party written notice 31 days prior to the end of the Initial Term or any Extension Term, as applicable, that the Term of Employment shall not be further extended. If the last day of the Initial Term or any Extension Term occurs during a Garden Leave Period, the Term of Employment shall continue through the end of such Garden Leave Period. The Term of Employment may also be terminated in accordance with Section 5 hereof. The Company’s failure to renew the Term of Employment at the end of the Initial Term or any Extension Term, as applicable, shall constitute termination without Cause (as defined below). The Executive’s failure to renew the Term of Employment at the end of the Initial Term or any Extension Term shall not, by itself, constitute a termination for Good Reason (as defined below).

2.             Position; Duties and Responsibilities.

(a)            During the period beginning on the Effective Date and ending on the CEO Retirement Date (as defined below), the Executive shall be employed as President of MFA, reporting directly and solely to the Chief Executive Officer of MFA (the “Current CEO”). During the period beginning on the CEO Retirement Date and for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer of MFA, reporting directly and solely to the Board of Directors of MFA (the “Board of Directors”). With respect to each such role, the Executive shall have the authority, duties and day-to-day management responsibilities as are customarily maintained and performed by persons holding such office at similarly situated mortgage REITs and such other duties as may be mutually agreed upon between the Executive and the Current CEO or the Board of Directors, as applicable. For purposes of this Agreement, the “CEO Retirement Date” refers to the date on which the Current CEO’s employment with MFA terminates, which is anticipated to occur on or about July 1, 2027 and shall occur no later than December 31, 2027.

(b)            During the Term of Employment, the Executive shall, without additional compensation, also serve on the board of directors of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of MFA as the Current CEO or the Board of Directors, as applicable, may, from time to time, request. MFA and such subsidiaries and affiliates are hereinafter referred to, collectively, as the “Company.” For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Act”).

(c)            During the Term of Employment, the Executive shall serve MFA faithfully, diligently and to the best of his ability and shall devote substantially all of his business time and efforts to his employment and the performance of his duties under this Agreement. Nothing herein shall preclude the Executive from engaging in charitable and community affairs and managing his personal, financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement.

3.             Compensation.

(a)            Base Salary. For the period beginning on the Effective Date and ending on December 31, 2026, the Executive shall be entitled to receive an annualized base salary (the “Base Salary”) of $700,000, and effective as of January 1, 2027, the Executive shall be entitled to receive a Base Salary of $762,500. The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall review the Executive’s Base Salary annually to determine whether increases or decreases are appropriate; provided that, the Executive’s Base Salary may only be decreased if such decrease is part of an overall Company reduction of executive base salaries and the applicable decrease (on a percentage basis) is substantially equivalent to that applicable to other senior executives of MFA. For the avoidance of doubt, if the Executive’s annualized base salary is further increased during the Term of Employment, such increased amount shall constitute the “Base Salary” for all purposes of this Agreement, and any decrease of such Base Salary shall be subject to the proviso in the preceding sentence.

(b)            Performance Bonus.

(i)            The Executive shall be eligible to receive an annual bonus pursuant to the terms of this Agreement for the 12-month performance period beginning December 1, 2026 and each subsequent December 1 during the Term of Employment (each, a “Performance Period”), according to the terms set forth on the attached Exhibit A. The Compensation Committee shall make all determinations with respect to the annual bonus in good faith and consistent with the attached Exhibit A.

(ii)           For the 12-month period beginning December 1, 2025, the Executive shall be eligible to receive an annual bonus pursuant to the terms of the Former Employment Agreement. The Executive’s target annual bonus for such period is $1,450,000, and the Executive’s annual bonus for such period shall be determined and paid in accordance with the terms of the Former Employment Agreement. In no event shall such bonus be paid to the Executive later than March 15, 2027.

(c)            Equity Compensation. To the extent that the Executive is still employed by MFA and has not delivered or received a Notice of Termination as of each applicable grant date, within the first five trading days of each calendar year during the Term of Employment, the Company shall grant to the Executive a time-based restricted stock unit (“RSU”) award and a performance-based RSU award, each of which shall be granted according to the terms set forth on the attached Exhibit B, the terms of the MFA Financial, Inc. Equity Compensation Plan or any successor thereto (the “Equity Compensation Plan”) (which, for the avoidance of doubt, shall not be inconsistent with the terms set forth on Exhibit B), and the terms set forth in the form time-based RSU award agreement and the form performance-based RSU award agreement attached hereto as Exhibits C and D, respectively (the “Award Agreements”). In the event of any inconsistency between the terms of this Agreement and the Award Agreements, the terms of the Award Agreements shall govern. For the avoidance of doubt, each award granted to the Executive pursuant to the Equity Compensation Plan prior to the Effective Date that is outstanding as of the Effective Date shall continue to be governed by the terms of the applicable award agreement, as amended by Section 5(a)(iv), Section 5(b)(iii), Section 5(c)(v), and Section 5(f)(iii) of this Agreement.

(d)            Stock Ownership Requirements. All shares of MFA stock distributed to the Executive by the Company under this Agreement or otherwise shall be subject to the stock ownership guidelines in effect for executives from time to time, as determined by the Board of Directors. Unless the stock ownership guidelines provide otherwise, vested shares of equity grants cannot be transferred or sold during the Executive’s employment by the Company unless and until the value of the Executive’s stock holdings in MFA (including shares of restricted stock and RSUs (with any RSUs that vest based on performance valued at target)) exceeds four times the Executive’s Base Salary; and following the termination of Executive’s employment with the Company, vested shares of equity grants may not be sold or transferred to the extent the value of the Executive’s stock holdings does not exceed four times the Executive’s Base Salary as of the date of the Executive’s termination of employment (provided, however, that this sentence shall no longer apply following the six-month anniversary of the Executive’s termination of employment). Notwithstanding the foregoing, the restrictions of this subsection (d) shall not prevent Executive from selling shares of MFA stock to satisfy income tax and employment tax obligations relating to the vesting and settlement of the equity grants to which the shares relate.

4.             Employee Benefit Programs and Fringe Benefits. The Executive shall be entitled to at least 25 days in the aggregate of vacation and paid time off for each calendar year during the Term of Employment and shall be entitled to participate in all executive incentive and employee benefit programs of MFA now or hereafter made available to MFA’s senior executives or salaried employees generally, as such programs may be in effect from time to time. The Executive shall be entitled to sick leave in accordance with applicable law and MFA policies. MFA shall reimburse the Executive for any and all necessary, customary and usual business expenses incurred by Executive in connection with his employment in accordance with applicable MFA policies.

5.             Termination of Employment.

(a)            Termination Due to Disability. If the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s Disability, the Executive’s Term of Employment shall terminate automatically without further obligations to the Executive under this Agreement except as provided in Section 5(g) below. In addition, and if the requirements of Section 5(j) are met:

(i)            The Executive shall receive cash payments in an aggregate amount equal to the sum of (A) Executive’s then current Base Salary and (B) the Executive’s Target Bonus (as defined in Exhibit A) for the Performance Period in which a Notice of Termination is delivered, with such amount to be paid in cash in equal ratable installments in accordance with applicable MFA payroll practices over the 12 month period following such termination. Such installment payments shall commence as soon as possible (without undue delay), but in any event within 60 days following the date of termination on account Disability, and the first payment shall include any unpaid installments for the period prior to commencement. Notwithstanding the foregoing, in the event that the Executive’s employment is terminated on account of Disability and such termination occurs within 24 months following a Change of Control (as defined below), in lieu of payment in the form of installments, the sum of the amounts set forth in the preceding clauses (A) and (B) shall be paid in a lump sum cash payment as soon as possible (without undue delay), but in any event within 60 days following the date of termination on account of Disability.

(ii)           The Executive shall receive any unpaid Annual Bonus (as defined in Exhibit A) for the Performance Period (as defined in Exhibit A) immediately preceding the Executive’s date of termination, which shall be paid at the time set forth in Exhibit A.

(iii)          The Company shall reimburse the Executive for 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Company’s health care plan during the 18 month period following the Executive’s termination of employment. Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within 60 days after the termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment. Reimbursement payments shall be treated as taxable compensation to the Executive to the extent required by law.

(iv)          All of the Executive’s outstanding equity-based awards (e.g., restricted stock, phantom shares, RSUs and stock options) shall be treated in accordance with the following (whether granted before or after the Effective Date) and paid at the time set forth in the applicable award agreement:

(A)            Except as otherwise provided in (C) below, all unvested awards shall immediately vest.

(B)            All vested options shall remain exercisable until the earlier of (x) 90 days following the date of such termination or (y) the date on which each such option would have expired had the Executive’s employment not terminated.

(C)            Any equity award that is subject to vesting based on the achievement of performance goals shall vest in accordance with the terms and conditions applicable to such award, determined as though the Executive remained actively employed through the end of the applicable performance period; for the avoidance of doubt, if a Change of Control occurs during the applicable performance period and the Executive’s date of termination occurs following such Change of Control, the Executive’s award shall become vested with respect to a number of shares determined based on actual performance measured as of the date of the Change of Control, provided that, to the extent equitable, each applicable performance goal shall be adjusted to account for the reduced performance period as set forth in the applicable award agreement.

(b)            Termination Due to Death. If the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s death, the Executive’s Term of Employment shall terminate automatically without further obligations to the Executive, his legal representative or his estate, as the case may be, under this Agreement except as provided in Section 5(g) below. In addition:

(i)            The Executive’s legal representative or his estate, as the case may be, shall receive a lump sum cash payment equal to the sum of (A) Executive’s then current Base Salary and (B) the Executive’s Target Bonus for the Performance Period in which the Executive’s death occurs. Such payment shall be made as soon as possible (without undue delay), but in any event within 60 days following the date of the Executive’s death.

(ii)           The Executive shall receive any unpaid Annual Bonus (as defined in Exhibit A) for the Performance Period (as defined in Exhibit A) immediately preceding the Executive’s date of termination, which shall be paid at the time set forth in Exhibit A.

(iii)          All of the Executive’s outstanding equity-based awards (e.g., restricted stock, phantom shares, RSUs and stock options) shall be treated in accordance with the following (whether granted before or after the Effective Date) and paid at the time set forth in the applicable award agreement:

(A)            Except as otherwise provided in (C) below, all unvested awards shall immediately vest.

(B)            All vested options shall remain exercisable until the earlier of (x) 90 days following the date of such termination or (y) the date on which each such option would have expired had the Executive’s employment not terminated.

(C)            Any equity award that is subject to vesting based on the achievement of performance goals shall vest in accordance with the terms and conditions applicable to such award, determined as though the Executive remained actively employed through the end of the applicable performance period; for the avoidance of doubt, if a Change of Control occurs during the applicable performance period and the Executive’s date of termination occurs following such Change of Control, the Executive’s award shall become vested with respect to a number of shares determined based on actual performance measured as of the date of the Change of Control, provided that, to the extent equitable, each applicable performance goal shall be adjusted to account for the reduced performance period as set forth in the applicable award agreement.

(c)            Termination By MFA Without Cause or By the Executive for Good Reason. In the event the Executive’s employment is terminated during the Term of Employment by the Company without Cause or by the Executive for Good Reason (other than for Disability, as described in Section 5(a)), the Executive’s Term of Employment shall terminate without further obligations to the Executive under this Agreement, except as provided in Section 5(g) below. In addition and if the requirements of Section 5(j) are met:

(i)            The Executive shall be entitled to an amount (the “Severance Amount”) equal to two times the sum of (x) his then current Base Salary, and (y) the Executive’s Target Bonus for the Performance Period in which a Notice of Termination is delivered (such sum, the “Severance Sum”), with such amount to be paid in cash in equal ratable installments in accordance with applicable MFA payroll practices over the 24 month period following the Executive’s termination (the “Severance Period”); provided that, (A) if the Executive’s employment is terminated (I) prior to the CEO Retirement Date or (II) following the CEO Retirement Date and the Executive is not the Chief Executive Officer of MFA at the time of such termination, then, the Severance Amount shall be equal to one times the Severance Sum, and the Severance Period shall be the 12 month period following the Executive’s termination of employment and (B) for purposes of this Section 5(c)(i) and Section 5(c)(ii), Base Salary and Target Bonus shall be determined without regard to any changes giving rise to Good Reason pursuant to Section 6(g)(iv). The severance payments shall commence within 60 days following the date of termination, and the first payment shall include any unpaid installments for the period prior to commencement.

(ii)           The Executive shall receive a pro-rated portion of the Target Bonus, equal to the product of (A) the Target Bonus for the Performance Period in which the Notice of Termination is provided, multiplied by (B) a fraction, the numerator of which is the number of days during such Performance Period that the Executive is actively employed (excluding, for the avoidance of doubt and consistent with Section 5(e), the Garden Leave Period), and the denominator of which is 365 (such payment, the “Pro-Rated Bonus”), which shall be paid within 60 days following the Executive’s termination date.

(iii)          The Executive shall receive any unpaid Annual Bonus for the Performance Period immediately preceding the date on which the Notice of Termination is provided (which, for the avoidance of doubt and consistent with Section 5(e) shall not include any Performance Period which ends during the Garden Leave Period), which shall be paid at the time set forth in Exhibit A.

(iv)          The Company shall reimburse the Executive for 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Company’s health care plan during the 12 month period following the Executive’s termination of employment. Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within 60 days after the termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment. Reimbursement payments shall be treated as taxable compensation to the Executive to the extent required by law.

(v)           All of the Executive’s outstanding equity-based awards (e.g., restricted stock, phantom shares, RSUs and stock options) shall be treated in accordance with the following (whether granted before or after the Effective Date) and paid at the time set forth in the applicable award agreement:

(A)            Except as otherwise provided in (C) below, all unvested awards shall immediately vest.

(B)            All vested options shall remain exercisable until the earlier of (I) 90 days following the date of such termination or (II) the date on which each such option would have expired had the Executive’s employment not terminated.

(C)            Any equity award that is subject to vesting based on the achievement of performance goals shall vest in accordance with the terms and conditions applicable to such award, determined as though the Executive remained actively employed through the end of the applicable performance period. For the avoidance of doubt, nothing in this Section 5(c)(v)(C) requires vesting of any equity award if and to the extent that the applicable performance goals are not achieved as of the end of the applicable performance period.

For the avoidance of doubt, a termination of the Executive’s employment pursuant to this Section 5(c), Section 5(d), Section 5(f) or Section 5(k) below shall not be a breach of this Agreement and does not relieve either party of its/his other obligations hereunder.

(d)            Termination by the Company for Cause or Voluntary Termination by the Executive. In the event the Executive’s employment is terminated during the Term of Employment (i) by the Company for Cause, (ii) by the Executive on his own initiative for other than a Good Reason and other than due to the Executive’s Disability, or (iii) due to the Executive’s failure to renew this Agreement at the end of the Initial Term or any Extension Term, the Executive shall be entitled only to the amounts set forth in Section 5(g) below. Notwithstanding any provision of this Agreement, if the Executive’s employment terminates pursuant to the preceding clause (ii), the Executive’s last day of employment shall be the 90th day following the Company’s receipt of Notice of Termination by the Executive.

(e)            Garden Leave. The Executive shall provide a Notice of Termination to the Company 90 days prior to any termination of the Executive’s employment (whether for Good Reason or without Good Reason) during the Term of Employment, other than a termination during the period described in Section 5(f), and the Company shall provide a Notice of Termination to the Executive 90 days prior to any termination of the Executive’s employment without Cause during the Term of Employment, other than a termination during the period described in Section 5(f). During this 90-day notice period (the “Garden Leave Period”), the Executive shall (i) continue to be an employee of MFA and shall make himself available to provide such services directed by the Company that are reasonably consistent with the Executive’s status as a senior executive of the Company and (ii) continue to be paid his Base Salary and to be eligible to participate in the Company’s benefits programs, but shall not be eligible to: (A) earn any Annual Bonus with respect to a Performance Period that ends on or after the date on which Notice of Termination is provided, (B) receive a Pro-Rated Bonus for any portion of the Garden Leave Period, or (C) receive any award of RSUs during any Garden Leave Period. For the avoidance of doubt, the preceding sentence shall not impair the Executive’s right to receive a Pro-Rated Bonus for any period of active employment pursuant to Section 5(c)(ii) and Section 5(f)(ii). During the Garden Leave Period, the Company may require the Executive to resign from any position with the Company and/or remove any or all of the Executive’s duties or responsibilities, which shall not constitute Good Reason or otherwise be a violation of this Agreement. The Executive agrees that he will not commence employment with any entity during or in connection with the commencement of the Garden Leave Period. During the Garden Leave Period, the Executive shall take all steps reasonably requested by the Company to effect a successful transition of client and customer relationships to the person or persons designated by the Company. For the avoidance of doubt, the Garden Leave Period shall not exceed 90 days.

(f)            Termination Related to Change of Control. In the event of the termination of the Executive’s employment during the Term of Employment by the Company other than for Cause (and other than for Disability, as described in Section 5(a)) or by the Executive for Good Reason, in either case within 24 months following a Change of Control, or within three months prior to a Change of Control if such termination is initiated by, at the request or suggestion of, or with the agreement of, the counterparty to the Change of Control, the Executive’s Term of Employment shall terminate without further obligations to the Executive under this Agreement, except as provided in Section 5(g) below. In addition and if the requirements of Section 5(j) are met:

(i)            MFA shall immediately pay to Executive in a lump sum, but in all events within 60 days following the date of termination, an amount in cash equal to two times the sum of (A) the Executive’s then current Base Salary and (B) the Executive’s Target Bonus for the Performance Period in which a Notice of Termination is delivered, provided that, for purposes of this Section 5(f)(i) and Section 5(f)(ii), Base Salary and Target Bonus shall be determined without regard to any reductions giving rise to Good Reason pursuant to Section 6(g)(iv) or Section 6(g)(v);

(ii)           The Executive shall receive a Pro-Rated Bonus, which shall be paid within 60 days following the Executive’s termination date;

(iii)          (A) All of the Executive’s outstanding equity-based awards (e.g., restricted stock, phantom shares, RSUs and stock options), whether granted before or after the Effective Date, shall immediately vest in full and shall be paid at the time set forth in the applicable award agreement; and (B) any such options shall remain exercisable until the earlier of (I) 90 days following the date of such termination or (II) the date on which each such option would have expired had the Executive’s employment not terminated; provided that, in the case of any such award which is subject to vesting based on the achievement of performance goals, such award shall become vested with respect to a number of shares determined based on actual performance measured as of the date of the Change of Control; provided further that, to the extent equitable, each applicable performance goal shall be adjusted to account for the reduced performance period as set forth in the applicable award agreement;

(iv)          The Company shall reimburse the Executive for 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Company’s health care plan during the 18 month period following the Executive’s termination of employment. Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within 60 days after the termination date; provided that, the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment. Reimbursement payments shall be treated as taxable compensation to the Executive to the extent required by law; and

(v)           The Executive shall receive any unpaid Annual Bonus for the Performance Period immediately preceding the Executive’s date of termination, which shall be paid at the time set forth in Exhibit A.

For the avoidance of doubt, if the Executive is eligible to receive payments and benefits pursuant to this Section 5(f), he shall not be eligible to receive any payments and benefits pursuant to Section 5(a), 5(b) or 5(c).

(g)            Other Payments. Upon the termination of the Executive’s employment during the Term of Employment, in addition to the amounts payable under any Section above and any accrued but unpaid Base Salary, the Executive shall be entitled to receive the following:

(i)            any vested deferred compensation (including any interest accrued on or appreciation in value of such deferred amounts) in accordance with the applicable plan documents;

(ii)           reimbursement for reasonable business expenses incurred but not yet reimbursed by the Company; and

(iii)          any other vested benefits to which the Executive or his legal representative may be entitled under all applicable plans and programs of the Company, as provided in Section 4 above.

(h)            Payments Subject to Section 409A and Other Applicable Law.

(i)            This Agreement and all payments hereunder (including payments pursuant to this Section 5) are intended to comply with or be exempt from Section 409A of the Code and applicable Treasury regulations thereunder; provided that, MFA shall have no liability for any taxes or penalties incurred by the Executive pursuant to Section 409A. Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any payment pursuant to this Section 5 prior to the earliest date permitted under Section 409A of the Code, and applicable Treasury regulations thereunder. To the extent any payment pursuant to this Section 5 is required to be delayed six months pursuant to the special rules of Section 409A of the Code related to “specified employees,” each affected payment shall be delayed until six months after the Executive’s termination of employment, and, unless provided otherwise, with the first such payment being a lump sum equal to the aggregate payments the Executive would have received during such six-month period if no payment delay had been imposed. Any payments or distributions delayed in accordance with the prior sentence shall be paid to the Executive on the first day of the seventh month following the Executive’s termination of employment. If the Executive dies during the postponement period prior to payment, the amounts delayed shall be paid within 60 days after the date of the Executive’s death.

(ii)           Notwithstanding any other provision contained herein, to the extent any payments or distributions due to the Executive upon termination of his employment under this Agreement are subject to Section 409A of the Code, a termination of the Executive’s employment shall be interpreted in a manner that is consistent with the definition of a “separation from service” under Section 409A of the Code and the applicable Treasury regulations thereunder.  Notwithstanding anything elsewhere to the contrary, the Executive shall have no duties following any termination of his employment with MFA that are inconsistent with his having a “separation from service” for purposes of Section 409A of the Code and any regulations thereunder.

(iii)          With respect to the lump sum amounts payable in connection with a Change of Control set forth in Section 5(a)(i) and Section 5(f)(i), such amounts shall be paid in installments as described in Section 5(a)(i) and Section 5(c)(i) as though a Change of Control had not occurred, if such Change of Control does not constitute a “change in control event” for purposes of Section 409A of the Code or if otherwise required by Section 409A of the Code. The provisions of this Section 5 shall not amend the payment timing of any equity award outstanding as of the Effective Date, as determined in accordance with the terms of the applicable award agreement.

(iv)          In the case of any amounts that are payable to the Executive under this Agreement in the form of installment payments, the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii).

(v)           Notwithstanding anything herein to the contrary, in the event that the reimbursements provided pursuant to Section 5(a)(iii), Section 5(c)(iv), or Section 5(f)(iv) would subject the Executive or the Company to adverse tax consequences under Section 105(h) of the Code or any tax penalties, then the parties shall enter into an economically consistent arrangement that does not cause either party to incur such adverse tax consequences or penalties.

(i)             No Mitigation; No Offset. In the event of any termination of the Executive’s employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Section 5, and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(j)             Release. The Company’s obligation to make any payment or provide any benefit pursuant to this Section 5 (other than pursuant to Sections 5(b) and 5(g) above) shall be contingent upon, and is the consideration for, (i) the Executive executing and delivering to the Company, within 60 days after termination of his employment, a general release (the “Release”), substantially in the form annexed hereto as Exhibit E (with any revisions necessary to comply with applicable law as reasonably determined by counsel to MFA and provided in writing to the Executive within five business days after the date of the termination of his employment), and (ii) such release becoming irrevocable in accordance with its terms within 60 days after termination of employment.  In the event that any payment or benefit is subject to Section 409A of the Code and the 60-day period referred to in the immediately preceding sentence spans two calendar years, any such payments or benefits required to be made hereunder during such 60-day period shall be made in the second calendar year, the first payment of which shall include all payments that would otherwise have been made prior thereto.

(k)            Change in Status following an Externalization Event. Notwithstanding anything in this Section 5 to the contrary, in the event that the circumstances described in clauses (i) or (ii) below occur, then for purposes of this Agreement, the Executive’s termination of employment shall not constitute a termination by the Company without Cause or a termination by the Executive for Good Reason, and the Executive shall only be entitled to the amounts set forth in Section 5(g). For the avoidance of doubt, in the event that the circumstances described in clauses (i) or (ii) below occur, the Executive shall not be eligible to receive the payments and benefits described in Section 5(c) or Section 5(f).

(i)            In connection with the Executive’s termination of employment, MFA is managed by an external manager pursuant to a management and advisory contract and such external manager has provided the Executive with an offer of employment (A) on economic terms that are at least substantially equivalent in form and economic substance (and not in the aggregate) to those provided to the Executive immediately prior to such termination of employment, and (B) on other terms that would not be deemed to trigger “Good Reason” under the definition provided herein (an offer of employment that meets the requirements of (A) and (B), a “Qualifying Offer”); or

(ii)           A Change of Control occurs and immediately following such Change of Control, MFA is managed by an external manager pursuant to a management and advisory contract and such external manager has provided the Executive with a Qualifying Offer.

(l)            Parachute Payments.

(i)            Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (after taking into consideration any mitigating factors such as the value of any non-competition restrictions or similar factors), the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no such reduction was made (for clarity, if not reducing the Payments will provide the Executive with a greater net after-tax amount, then no reduction shall occur). The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(l), and any reduction shall be made in accordance with Section 409A of the Code.

(ii)           The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii)          All determinations to be made under this Section 5(l) shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change of control, which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten days of the change of control. Any such determination by such firm shall be binding upon the Company and the Executive. All fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section 5(l) shall be borne solely by the Company.

(m)            Resignation from Positions.  Upon termination of the Executive’s employment with the Company for any reason, the Executive shall, as may be requested by the Company, resign from any position he then holds as an officer, director or fiduciary of the Company or any Company-related entity.  In furtherance of the foregoing, the Executive shall execute and deliver to the Company any letters, documents and other instruments necessary or appropriate to effect such resignation.

6.             Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

(a)            Business. “Business” shall mean any business that is conducted by the Company during the Executive’s employment, or that is under consideration by the Board of Directors with respect to which the Executive was materially involved or otherwise received Confidential Information during the 12 months prior to the Executive’s termination of employment.

(b)            Cause. “Cause” shall mean the Executive’s (i) commission of a felony, a crime of moral turpitude or any crime committed against MFA, other than traffic violations; (ii) engagement in willful misconduct, willful or gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of his duties under this Agreement; (iii) failure to adhere to the lawful directions of the Board of Directors or the Current CEO (as applicable) that are reasonably consistent with the Executive’s duties and position provided for herein; (iv) breach in any material respect of any of the provisions of Section 7 of this Agreement; (v) material violation of the Company’s Code of Conduct or any other material written policy of the Company, including without limitation, the Company’s nondiscrimination and harassment policy; or (vi) breach in any material respect of the terms and provisions of this Agreement resulting in material and demonstrable economic injury to MFA. Notwithstanding the foregoing, (i) the Executive shall be given written notice of any action or failure to act that is alleged to constitute Cause (a “Default”), and if curable, an opportunity for 20 business days from the date of such notice in which to cure such Default, such period to be subject to extension in the discretion of the Board of Directors and (ii) regardless of whether the Executive is able to cure any Default, the Executive shall not be deemed to have been terminated for Cause without (A) reasonable prior written notice to the Executive setting forth the reasons for the decision to terminate the Executive for Cause, (B) an opportunity for the Executive, together with his counsel, to be heard by the Board of Directors, and (C) delivery to the Executive of a Notice of Termination approved by the Board of Directors, stating its good faith opinion that the Executive has engaged in actions or conduct described in the preceding sentence, which notice specifies the particulars of such action or conduct in reasonable detail; provided, however, MFA may suspend the Executive with pay until such time as his right to appear before the Board of Directors has been exercised, so long as such appearance is within two weeks of the date of suspension. For avoidance of doubt and notwithstanding the Executive’s cure rights, if any, if MFA reasonably determines that it is necessary to place the Executive on administrative leave, or to relieve the Executive of some or all of the Executive’s duties so that MFA may investigate any potential wrongdoing or misconduct, or pending resolution of any act, event or omission giving rise to Cause during any applicable cure period, MFA’s doing so shall not be deemed to be either a breach by MFA of any provision of this Agreement or a termination by MFA of the Executive’s employment without Cause nor shall such action constitute a basis for the Executive to terminate the Executive’s employment for Good Reason.

(c)            Change of Control. A “Change of Control” shall mean the occurrence of any one of the following events:

(i)            any “person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than MFA, any of its affiliates or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of MFA or any of its affiliates, and other than the Executive) together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of MFA representing 30% or more of either (A) the combined voting power of MFA’s then outstanding securities having the right to vote in an election of the Board of Directors (“voting securities”), or (B) the then outstanding shares of common stock of MFA (“Shares”) (in either such case other than as a result of an acquisition of securities directly from MFA); or

(ii)           persons who, as of the Effective Date of this Agreement, constitute MFA’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a Director of MFA subsequent to the Effective Date whose election or nomination for election was approved and/or ratified by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

(iii)          consummation of (A) any consolidation or merger of MFA or any subsidiary where the stockholders of MFA, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of MFA or (C) any plan for the liquidation or dissolution of MFA.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by MFA which, by reducing the number of Shares or other voting securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 30% or more of the Shares then outstanding or (y) the proportionate voting power represented by the voting securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding voting securities; provided, however, that, if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other voting securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change of Control” shall be deemed to have occurred for purposes of this Section 6(c).

(d)            Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)            Competitor. “Competitor” shall mean any entity or person that is engaged in the Business, including, without limitation, (i) any mortgage REIT, (ii) any entity or person engaged in any element of acquiring mortgage backed securities (“MBS”), single family residential mortgage loans (“Whole Loans”), credit risk transfer securities (“CRTs”) or other products or instruments in which the Company invests, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of such securities, products or instruments, (iii) any entity that manages or advises (including any external advisor) either (A) a mortgage REIT or (B) an entity or person engaged in any element of acquiring MBS, Whole Loans, CRTs or other products or instruments in which the Company invests, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of such securities, products or instruments, and (iv) any entity or person engaged in the management or sale of single family residential real estate that is acquired as a result of foreclosure, short sale, deed-in-lieu or other actions undertaken by such entity or person in respect of investments made by such entity or person in Whole Loans.

(f)             Disability. “Disability” shall mean the Executive’s inability for a period of six consecutive months, to render substantially the services provided for in this Agreement with or without a reasonable accommodation by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol), provided that a Disability for purposes of Section 5(a) shall qualify as a Disability under Section 409A of the Code to the extent required by Section 409A of the Code. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax. In addition, nothing herein shall limit or restrict the payment of any amount subject to Section 409A of the Code upon an otherwise permitted payment event under Section 409A of the Code, including upon a separation from service.

(g)            Good Reason. “Good Reason” shall mean:

(i)            a material diminution in the Executive’s title, duties or responsibilities (other than in connection with the Executive’s disability);

(ii)           relocation of the Executive’s place of employment without his consent outside the New York City metropolitan area;

(iii)          the failure of MFA to pay within 60 business days any material payment or benefits due from MFA;

(iv)          the material failure by MFA to honor any of its material obligations to the Executive; or

(v)           solely for purposes of Section 5(f), a reduction in any of: Base Salary, Target Bonus, TRSU Grant Date Value (as defined in Exhibit B hereto) or PRSU Grant Date Value (as defined in Exhibit B hereto) from the level in effect immediately prior to such reduction or, in the case of the RSUs, from the most recent annual grant received by the Executive prior to such reduction.

For Good Reason to exist, the Executive must provide written notice of an event purportedly constituting Good Reason within 90 days of its occurrence, MFA must have failed to cure such event within 15 days of such notice and the Executive must provide written notice of his decision to terminate employment, such notice to be provided within 15 days of the expiration of such cure period.  The effective date of such termination shall be the end of the period of Garden Leave.

(h)            Notice of Termination. “Notice of Termination” means the written notice of termination of the Executive’s employment delivered by, as applicable, the Executive or MFA.

(i)             Restricted Period. “Restricted Period” shall mean the period commencing on the Effective Date and ending on the date that is 15 months following the Executive’s termination of employment for any reason; provided that, if the Executive’s employment is terminated (A) prior to the CEO Retirement Date or (B) following the CEO Retirement Date and the Executive is not the Chief Executive Officer of MFA at the time of such termination, then, the Restricted Period shall end on the date that is 12 months following the Executive’s termination of employment for any reason; provided further that, the Restricted Period shall be reduced by any applicable Garden Leave Period that arises in connection with the Executive’s termination of employment or, if applicable, any period of notice provided pursuant to Section 1(b).

7.             Covenants.

(a)            Confidentiality. During the Term of Employment, and at all times thereafter, the Executive shall maintain the confidentiality of all confidential or proprietary information of the Company, or of any other person or entity with which the Executive has been involved as a direct or indirect result of his employment by, or performance of consulting or other services (including, without limitation, as a director, officer, advisor, agent, consultant or other independent contractor) for, the Company (“Confidential Information”), and, except in furtherance of his employment by the Company or as specifically required by law or by court order or as permitted by Section 7(g) or in the course of carrying out his duties for the Company, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation: client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations; information regarding the existence or terms of any agreement or relationship between the Company and any other party; and any other information of whatever nature, which gives to the Company an opportunity to obtain an advantage over its competitors who or which do not have access to such information. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, the Executive; provided, however, that this Section 7(a) shall not apply to Confidential Information that is or becomes publicly known through no act or omission on the Executive’s part.  Anything to the contrary notwithstanding, nothing in this Agreement shall prevent the Executive from retaining papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, and copies of plans, programs and agreements relating to his employment.

(b)            Non-Competition and Non-Solicitation. The Executive acknowledges that during the Executive’s employment with the Company prior to and after the Effective Date, (I) the Executive has had and will continue to have access to trade secrets and other Confidential Information of the Company, which, if disclosed, would unfairly and inappropriately assist in competition against the Company; (II) in the course of the Executive’s employment by a Competitor during the Restricted Period, there is significant risk that the Executive would disclose or improperly use such trade secrets and Confidential Information; (III) the Company has substantial relationships with its customers and the Executive has had and will continue to have access to these customers; (IV) the Executive has generated and will continue to generate goodwill for the Company in the course of the Executive’s employment; and (V) the Executive’s services are unique and irreplaceable.  Therefore, in consideration of the Executive’s continued employment with the Company, of the compensation and benefits provided to the Executive under this Agreement, of MFA’s agreement to make severance benefits available pursuant to Section 5, and of the Executive’s being granted access to the customers, trade secrets and other Confidential Information of the Company, the Executive agrees that the following restrictions on the Executive’s activities during and after the Executive’s employment are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company from unfair and inappropriate competition:

(i)            During the Restricted Period, the Executive will not, without the prior written consent of MFA, within the United States, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that the Executive shall not own more than five percent of the outstanding shares of any publicly traded company) or partner with, or serve as an officer, director, employee or consultant of, any Competitor. Notwithstanding the foregoing, nothing herein shall prevent the Executive during the Restricted Period from providing services to or otherwise being associated with an entity that is engaged in the Business so long as (A) the Executive’s services are not provided, directly or indirectly, within the division, subsidiary, affiliate or business unit of the entity that engages in the Business and (B) the Executive has no responsibilities regarding such Business.

(ii)           During the Restricted Period, the Executive will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage in any activity intentionally to interfere with, disrupt, diminish or damage the business of the Company, or its relationship with any client, supplier or other business relationship of the Company.

(iii)          During the Executive’s employment with the Company and during the period commencing on the Executive’s date of termination of employment for any reason and ending on the second anniversary of the Executive’s termination of employment, the Executive will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of MFA or its affiliates to terminate employment with MFA or its affiliates, or to become employed by, or to enter into a business relationship with, any other person or entity; or (B) hire or retain any person who was an employee of MFA or its affiliates within the six month period preceding such action; provided that, (x) this Section 7(b)(iii) shall not apply to any administrative employee of MFA or its affiliates or any person who was an administrative employee of MFA or its affiliates and (y) any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Executive and that does not directly or indirectly target current or former employees of MFA or its affiliates, or by a headhunter employed by such entity, which in either case does not involve the Executive, shall not be a violation of this Section 7(b)(iii).

(c)            MFA Materials. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by MFA are the sole property of MFA (“MFA Materials”). During his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of MFA, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of MFA, except in furtherance of his duties under this Agreement. When the Executive terminates his employment with MFA, or upon request of MFA at any time, the Executive shall promptly deliver to MFA all originals and copies of MFA Materials in his possession or control and shall not retain any originals or copies in any form. The Executive further agrees to delete or destroy any and all documents, files and/or backup files containing MFA Materials on any computer or storage device owned by and/or within the care, custody or control of the Executive.

(d)            No Disparagement. Each of the Executive and MFA agrees that, except as required by applicable law or compelled by process of law or as otherwise permitted pursuant to Section 7(g), during and after the Term of Employment they shall not make any derogatory, disparaging or critical statement about the other party hereto or, further in the case of statements by the Executive about (i) MFA, its parent, affiliates, or subsidiaries, if any; (ii) any product or service provided by MFA and its parent, affiliates or subsidiaries, if any; or (iii) MFA’s and its parent’s, affiliates’ or subsidiaries’, if any, prospects for the future. Nothing in this Section 7(d) shall (A) prohibit either MFA or the Executive from testifying truthfully in any legal or administrative proceeding or from truthfully responding to any untrue statement by the other party or (B) prohibit the Executive from making truthful statements in the course of carrying out his duties for MFA.

(e)            Cooperation with Respect to Litigation. During the Term of Employment and at all times thereafter, the Executive agrees to give prompt written notice to MFA of any claim against the Company after becoming aware of such claim and (to the extent reasonably requested by MFA) to reasonably cooperate, in good faith and to the best of his ability, with MFA in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which the Executive may have knowledge in connection with or as a result of his employment by the Company. Such cooperation will include all assistance that MFA, its counsel or representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that MFA will promptly reimburse the Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 7(e) and, except as may be required by law or by court order, should the Executive then be employed by an entity other than MFA, such cooperation will not materially interfere with the Executive’s then current employment.

(f)            Remedies.

(i)            The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints.  The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Restricted Period, the Executive will provide a copy of this Agreement to such entity and will certify in writing to MFA that the Executive has done so. Notwithstanding the foregoing terms, nothing in this Section 7 shall otherwise restrict or limit the Executive from providing services following the termination of the Executive’s employment that are not expressly prohibited by the restrictions herein.

(ii)           The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that the Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by the Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.  The Executive also agrees that, in addition to any other remedies available to the Company and notwithstanding any provision of this Agreement to the contrary, in the event Executive breaches in any material respect any of his obligations under this Section 7, the Company may immediately cease all payments under Sections 5(a), 5(b), 5(c) or 5(f) as applicable, all equity-based awards granted under this Agreement may be immediately forfeited, and the Company may require that the Executive repay any after-tax amounts previously paid to the Executive under Sections 5(a), 5(b) or 5(c), as applicable, and any stock delivered or other amounts paid (each on an after-tax basis) with respect to any equity-based awards granted under this Agreement or the Former Employment Agreement.

(iii)          The Executive and MFA further agree that each restriction set forth in this Section 7 and each distinct portion and application of each such restriction is intended to be separate and independent. If any such restriction, or any distinct and grammatically severable portion thereof, is determined to be invalid or unenforceable, such restriction or portion may be severed only to the extent permitted by applicable law, and the remaining restrictions and portions shall remain in full force and effect. Nothing in this Agreement shall be construed to authorize a court to add to, rearrange, revise or otherwise rewrite any restriction, except to the extent permitted by applicable law. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7, it being understood that the Executive shall not be considered to have challenged the enforceability of this Section 7 by arguing that his conduct did not, in fact, violate the terms of this Section 7. The Executive further covenants that he will reimburse MFA and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 7 if either MFA and/or its affiliates prevails on any material issue involved in such dispute or if the Executive challenges the reasonability or enforceability of any of the provisions of this Section 7. It is also agreed that each of MFA’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 7.

(g)            Permitted Conduct.

(i)            Nothing in this Agreement, including the obligations set forth in this Section 7, restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Company that he has engaged in such communications with the Regulators.

(ii)           The Company hereby notifies the Executive that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Nothing in this Agreement is intended to limit any rights under such federal law.

8.             Indemnification. MFA shall indemnify the Executive to the fullest extent permitted by Maryland law as amended from time to time in connection with the Executive’s duties with MFA, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by the Executive in connection with an action, suit or proceeding. While the Executive is an officer of MFA, and for six years thereafter, MFA (or any successor thereto) shall provide comprehensive coverage under its officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at MFA’s sole cost.

9.             Clawback Policy. The Executive agrees that all bonuses, equity compensation and other incentive compensation provided by the Company shall be subject to any applicable clawback policy implemented by the Board of Directors from time to time.

10.            Assignability; Binding Nature. This Agreement shall inure to the benefit of MFA and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of MFA under this Agreement may be assigned or transferred by MFA except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which MFA is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of MFA, provided that the assignee or transferee is the successor to all or substantially all of the assets of MFA and such assignee or transferee assumes the liabilities, obligations and duties of MFA, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall not be assignable by the Executive; provided however that, in the event of the Executive’s death or a judicial determination of his incapacity, references to the Executive in this Agreement shall be deemed, as appropriate, to be references to his heirs, executor(s) or other legal representative(s).

11.           Representation. MFA and the Executive each represent and warrant that it or he is fully authorized and empowered to enter into this Agreement and that its or his entering into this Agreement and the performance of its or his obligations under this Agreement will not violate any agreement to which it or he is a party.

12.           Entire Agreement. This Agreement contains the entire agreement between MFA and the Executive concerning the subject matter hereof and upon the Effective Date supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto, including without limitation, the Former Employment Agreement, except as otherwise provided in Section 3(b)(ii).

13.           Amendment or Waiver. This Agreement can only be changed, modified or amended in a writing that is signed by both the Executive and MFA and that specifically identifies the provision(s) of this Agreement that are being changed, modified or amended. No waiver by either MFA or the Executive at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Board of Directors, as the case may be.

14.           Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.            Reasonableness. Except as otherwise provided in Section 7, to the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, that provision or portion of this Agreement shall nevertheless be enforceable to the extent that such court determines is reasonable.

16.            Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. For the avoidance of doubt, the covenants in Section 7 of this Agreement shall survive any termination or expiration of this Agreement and termination of the Executive’s employment for any reason.

17.           Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to its choice of law provisions).  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Maryland or the United States District Court for the District of Maryland and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or the Executive’s employment by MFA or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Maryland, the court of the United States of America for the District of Maryland, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Maryland State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by MFA or any affiliate, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 19; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Maryland.

18.           Legal Fees.

(a)            MFA shall pay directly all reasonable legal fees incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement up to $10,000.

(b)            Subject to Section 7(f), MFA shall reimburse the Executive (and his beneficiaries) any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and other reasonable costs of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement (including, for the avoidance of doubt, with respect to any equity grant described in this Agreement), if the Executive (or his beneficiaries) is the prevailing party with respect to at least one material issue asserting a material breach of such Agreement by the Company.

19.           Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered (a) personally, (b) via electronic mail with proof of delivery, (c) by an overnight courier with proof of delivery, or (d) via certified or registered mail, postage prepaid, return receipt requested, in each case, duly addressed to the party concerned, if to MFA, at its principal executive office (or, in the case of electronic mail, addressed to the General Counsel), and if to the Executive, at the address of the Executive shown on MFA’s records (or, in the case of electronic mail, addressed to the Executive’s employment email address or personal email address on file with MFA) or at such other address as such party may give notice of.

20.           Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.           Counterparts. This Agreement may be executed in two or more counterparts.  Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MFA FINANCIAL, INC.

By:	/s/ Craig L. Knutson
Name: Craig L. Knutson
Title: Chief Executive Officer

EXECUTIVE:

By:	/s/ Bryan Wulfsohn
Name:	Bryan Wulfsohn

Exhibit A

Annual Performance Bonus

The following summarizes the material terms of the Annual Bonus for the Performance Period beginning December 1, 2026 and each subsequent Performance Period in accordance with Section 3(b) of the Agreement to which this Exhibit A is attached. Unless otherwise specified in this Exhibit A, all defined terms have the meanings set forth in the Agreement.

1.            Performance Period. The Annual Bonus shall be payable for the Performance Period beginning December 1, 2026 and each subsequent Performance Period, it being understood that the Executive’s annual bonus for the 12-month period beginning on December 1, 2025 shall be determined and paid in accordance with the terms of the Former Employment Agreement, as further described in Section 3(b)(ii) of the Agreement. The Executive shall be eligible to receive the Annual Bonus only if the Executive remains employed by the Company through the date on which the Annual Bonus is paid; provided that, the Executive shall receive any unpaid Annual Bonus for the Performance Period immediately preceding the Executive’s date of termination of employment (which, for the avoidance of doubt and consistent with Section 5(e) of the Agreement shall not include any Performance Period which ends during the Garden Leave Period), if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, or if the Executive’s employment is terminated by death or Disability, subject to compliance with Section 5(j) of the Agreement (except in the event of death). Any Annual Bonus shall be subject to achievement of the performance goals described herein. The Executive shall not receive any unpaid Annual Bonus if the Executive’s employment is terminated by the Company for Cause or by the Executive (other than for Good Reason as described above).

2.            Target Bonus. For each Performance Period, the Executive’s target annual bonus (the “Target Bonus”) shall be $1,700,000. The Compensation Committee may increase or decrease the Executive’s Target Bonus for a Performance Period; provided that, the Executive’s Target Bonus may only be decreased if such decrease is part of an overall Company reduction of executive target bonuses and the applicable decrease (on a percentage basis) is substantially equivalent to that applicable to other senior executives of MFA. For the avoidance of doubt, if the Executive’s Target Bonus is increased for any Performance Period, such increased amount shall constitute the “Target Bonus” for all purposes of this Agreement and any decrease of such Target Bonus shall be subject to the proviso in the preceding sentence.

3.            Calculation of Annual Bonus. The Executive is eligible to receive an Annual Bonus from zero to two times the Target Bonus for each Performance Period, and the actual amount of the Annual Bonus payable to the Executive, if any, for each Performance Period, shall be determined by the Compensation Committee in accordance with the following: (a) 75% of the Target Bonus shall be based on achievement of objective performance goals established by the Compensation Committee, and (b) 25% of the Target Bonus shall be based on such factors as determined by the Compensation Committee, including individual performance.

4.            Payment of Annual Bonus. The Annual Bonus shall be paid in cash between January 1 and March 15 following the end of the Performance Period. All determinations with respect to the Annual Bonus, including the amount, if any, which is payable to the Executive for each Performance Period, shall be made by the Compensation Committee, in good faith. Any such determinations shall be final and binding on the Executive and MFA.

Exhibit B

Summary of the Company’s Long Term Incentive Program

The following summarizes certain material components of the Company’s Long Term Incentive Program as applicable to grants under Section 3(c) of the Agreement to which this Exhibit B is attached. Notwithstanding any provision of the Agreement or this Exhibit B, all grants under Section 3(c) of the Agreement shall be subject to, and consistent with, the terms and conditions of the Equity Compensation Plan and the Award Agreements. Unless otherwise specified in this Exhibit B, all defined terms have the meanings set forth in the Agreement.

1.            Annual Grants.

To the extent that the Executive is still employed by MFA on each applicable grant date and has not delivered or received a Notice of Termination, within the first five trading days of each calendar year during the Term of Employment, the Executive shall receive grants of RSUs subject to time vesting (“TRSUs”) and RSUs which vest based on the achievement of performance goals (“PRSUs”). The TRSU and PRSU grants shall be subject to the terms of the applicable Award Agreements and the Equity Compensation Plan.

2.            TRSUs

The annual grant of TRSUs will provide for a grant of TRSUs with respect to a number shares of MFA common stock equal to a specified dollar value (the “TRSU Grant Date Value”) divided by the closing price of MFA common stock on the date of grant, rounded to the nearest whole share. The TRSU Grant Date Value shall be equal to $1,160,000; provided that, the Committee may increase or decrease such amount upon reasonable notice and consultation with the Executive.

The TRSUs will become fully vested on the third December 31 following the date of grant, provided that the Executive remains employed for the entire vesting period and subject to vesting as set forth in the applicable Award Agreement, and as described in Sections 5(a), 5(b), 5(c) and 5(f) of the Agreement. Any unvested TRSUs shall be forfeited as of the date of Executive’s termination of employment, except as provided in the applicable Award Agreement, as described in Sections 5(a), 5(b), 5(c) and 5(f) of the Agreement.

Upon the settlement date set forth in the applicable Award Agreement, the Executive will receive one share of common stock of MFA for each vested TRSU.

In the event that dividends are declared with respect to the common stock of MFA during the period in which the TRSUs are outstanding, the Executive shall be credited with an amount, per TRSU, equal to the amount of dividends declared and paid in respect of one share of common stock of MFA.  Such credited amount will be credited and paid in accordance with, and subject to the terms of, Exhibit C.

3.            PRSUs

As further described below, 50% of each annual grant of PRSUs (the “Absolute TSR PRSUs”) will vest based on MFA’s average total shareholder return (“Average TSR”) for the three year performance period beginning on January 1 of the year of grant (the “TSR Performance Period”), and 50% of each annual grant of PRSUs (the “Relative TSR PRSUs”) will vest based on MFA’s TSR compared to the TSR of designated peer group companies, as set forth in the applicable Award Agreement, during the TSR Performance Period.

Each annual grant of PRSUs will provide for a target grant of Absolute TSR PRSUs (the “Absolute TSR Target Award”) and a target grant of Relative TSR PRSUs (the “Relative TSR Target Award”).

The Absolute TSR Target Award shall be a number of PRSUs equal to (a) divided by (b), where (a) is equal to 50% of the PRSU Grant Date Value (as defined below) and (b) is equal to the grant date fair value per unit of one Absolute TSR PRSU. The Relative TSR Target Award shall be a number of PRSUs equal to (a) divided by (b), where (a) is equal to 50% of the PRSU Grant Date Value and (b) is equal to the grant date fair value per unit of one Relative TSR PRSU. The “PRSU Grant Date Value” shall be equal to $1,740,000, provided that, the Committee may increase or decrease such amount, upon reasonable notice and consultation with the Executive.

Each TSR Performance Period shall be the three-year period beginning on January 1st of the calendar year in which the applicable grant of PRSUs is made.

The PRSUs will vest on the last day of the applicable TSR Performance Period, to the extent that the total shareholder return performance goals described below are achieved, provided that the Executive remains employed for the entire vesting period and subject to vesting as set forth in the applicable Award Agreement, as described in Sections 5(a), 5(b), 5(c) and 5(f) of the Agreement. Any unvested PRSUs shall be forfeited as of the date of Executive’s termination of employment, except as provided in the applicable Award Agreement, as described in Sections 5(a), 5(b), 5(c) and 5(f) of the Agreement.

Upon the settlement date set forth in the applicable Award Agreement, the Executive will receive one share of common stock of MFA for each vested PRSU. Notwithstanding anything to the contrary in this Exhibit B, the fair market value of the shares of MFA common stock delivered, measured as of the last day of the TSR Performance Period (or, if earlier, the date on which the PRSUs are settled pursuant to terms of the applicable Award Agreement), shall not exceed 400% of the fair market value of the target amount of PRSUs measured on the grant date (the “Maximum Cap”), and any and all amounts otherwise payable pursuant to the applicable Award Agreement in excess of the Maximum Cap shall be forfeited, provided that, payment with respect to the dividend equivalent rights described below for dividends declared and paid following the end of the Performance Period shall not count against the Maximum Cap.

For purposes of the PRSUs, TSR of MFA and each applicable peer group company for the vesting period shall be calculated as follows:

•	“TSR” is equal to (x) the Average Final Price minus the Average Initial Price, plus Dividends Paid on common stock in respect of the TSR Performance Period, divided by (y) the Average Initial Price.

•	The “Average Initial Price” is equal to the average of the daily closing price of common stock during the last 20 trading days immediately prior to the first day of the TSR Performance Period.

•	The “Average Final Price” is equal to the average of the daily closing price of common stock during the last 20 trading days in the TSR Performance Period.

•	The “Dividends Paid” shall equal the cumulative dividends (including any stock dividends) paid per share of common stock in respect of the TSR Performance Period. For this purpose, dividends declared, but not yet paid, on a share within the 45 day period preceding the applicable vesting date will be counted as Dividends Paid. Notwithstanding the foregoing, if any dividends were included in Dividends Paid for purposes of calculating TSR for the year prior to the year in which the TSR Performance Period commences, then such dividends will not be included in Dividends Paid for purposes of calculating TSR for any subsequent performance period.

Absolute TSR PRSUs

For purposes of the TSR PRSUs, the “Average TSR” for the Performance Period is the TSR, divided by 3, and the “Target TSR” is an 8% per annum simple cumulative return over the TSR Performance Period. MFA’s Average TSR will be compared to the Target TSR to determine whether and to what extent the Absolute TSR PRSUs will vest.

The number of Absolute TSR PRSUs that will vest at the end of the Performance Period shall be determined by comparing the MFA’s Average TSR to the Target TSR (8% per year), up to a maximum vesting of 200% of the Absolute TSR Target Award (subject to the Maximum Cap described above). Any Absolute TSR PRSUs that do not vest at the end of the TSR Performance Period shall be forfeited.

Example Calculations

Set forth below are examples addressing vesting of Absolute TSR PRSUs. The examples below are intended to be used purely for illustrative purposes and assume that the Absolute TSR Target Award for the applicable grant of Absolute TSR PRSUs is equal to 50,000, and assume that the Maximum Cap does not apply.

Example 1:

If MFA’s Average TSR over the TSR Performance Period was 2%, then the portion of the Absolute TSR PRSUs that would be eligible to vest would be equal to: (2/8) of the Absolute TSR Target Award, or 12,500 PRSUs.

Example 2:

If MFA’s Average TSR over the TSR Performance Period was 12%, then the portion of the Absolute TSR PRSUs that would be eligible to vest would be equal to: (12/8) of the Absolute TSR Target Award, or 75,000 PRSUs.

Example 3:

If MFA’s Average TSR over the TSR Performance Period was 16%, then the portion of the Absolute TSR PRSUs that would be eligible to vest would be equal to (16/8) of the Absolute TSR Target Award, or 100,000 PRSUs (maximum vesting).

Relative TSR PRSUs

At the end of each TSR Performance Period, MFA’s TSR and the TSR of each of the designated peer group companies will be ranked from highest to lowest, and the “Relative TSR Vesting Percentage” shall be determined based on MFA’s TSR as compared to the TSR of the designated peer group companies for the TSR Performance Period as follows:

MFA’s TSR Rank	Relative TSR Vesting Percentage
80th percentile or above	200%
50th percentile	100%
25th percentile or below	0%

If MFA’s TSR Rank is between the 25th percentile and the 50th percentile, or between the 50th percentile and the 80th percentile, the Relative TSR Vesting Percentage will be interpolated.

Notwithstanding the provisions set forth above, in the event that the MFA’s TSR is a negative number, the Relative TSR Vesting Percentage shall not exceed 100%.

The number of Relative TSR PRSUs that will vest for the TSR Performance Period shall be determined by multiplying the Relative TSR Target Award by the Relative TSR Vesting Percentage.

For the avoidance of doubt, in no event shall any Relative TSR PRSUs vest if MFA’s TSR Rank is at or below the 25th percentile.

The Executive shall not be eligible to receive more than 200% of the Relative TSR Target Award based on MFA’s TSR Rank.

Example Calculations

Set forth below are examples addressing vesting of Relative TSR PRSUs. The examples below are intended to be used purely for illustrative purposes and assume that the Relative TSR Target Award for the applicable grant of Relative TSR PRSUs is equal to 50,000, MFA’s TSR is a positive number, and the Maximum Cap does not apply.

Example 1:

If MFA’s TSR Rank at the end of the TSR Performance Period was 15 out of 18, MFA would be in the 17th percentile. Because MFA’s TSR Rank would be below the 25th percentile, the Relative TSR Vesting Percentage would be equal to 0, so that none of the Relative TSR Target Award would become vested. 100% of the Relative TSR Target Award for that TSR Performance Period would be forfeited.

Example 2:

If MFA’s TSR Rank at the end of the TSR Performance Period was nine out of 18, MFA would be in the 50th percentile. The Relative TSR Vesting Percentage would be equal to 100, so that 100% of the Relative TSR Target Award (50,000 PRSUs) would become vested.

Example 3:

If MFA’s TSR Rank at the end of the TSR Performance Period was two out of 18, MFA would be in the 89th percentile. The Relative TSR Vesting Percentage would be equal to 200, so that 200% of the Relative TSR Target Award (100,000 PRSUs) would become vested.

Dividend Equivalent Rights on PRSUs

In the event that dividends are declared with respect to the common stock of MFA during the period beginning on the grant date of the PRSUs and ending on the date on which the PRSUs are settled, then an amount equal to the dividends that the Executive would have received if the Executive had owned a number of shares of MFA common stock equal to the number of outstanding PRSUs as of the date the dividend is declared shall be accrued in a bookkeeping account. Accrued dividend amounts shall be credited and paid in accordance with, and subject to the terms of, Exhibit D. For the avoidance of doubt, accrued dividend amounts shall only be payable to the extent that the underlying PRSUs vest and are distributed.

4.            Withholding Obligations

The parties hereto acknowledge and understand that MFA or the Executive may require or elect (as the case may be) that the Executive satisfy any federal, state or local tax withholding obligation with respect to TRSUs and PRSUs by withholding shares from the shares otherwise issuable to the Executive, provided that such shares shall not exceed the minimum applicable tax withholding required by law, or such higher amount that does not result in adverse accounting treatment for the Company, as approved in advance by the Compensation Committee.

5.            Committee Determinations

All determinations with respect to the TRSUs and PRSUs shall be made by the Compensation Committee, in good faith and in compliance with this Exhibit B. Any such determinations shall be final and binding on the Executive and MFA.

Exhibit C

Form TRSU Award

MFA FINANCIAL, INC.

EQUITY COMPENSATION PLAN

PHANTOM SHARE AWARD AGREEMENT

(TIME BASED VESTING)

AGREEMENT, dated as of the ____ of January, 20__ (the “Grant Date”), by and between MFA Financial, Inc., a Maryland corporation (the “Company”), and Bryan Wulfsohn (the “Grantee”).

WHEREAS, the Company maintains the MFA Financial, Inc. Equity Compensation Plan, as it may be amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee, as an employee of the Company or a subsidiary of the Company, is an Eligible Person;

WHEREAS, the Company and the Grantee entered into that certain Amended and Restated Employment Agreement, entered into as of October 2, 2026 (as may be amended and/or restated from time to time, the “Employment Agreement”); and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant Phantom Shares to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.            Grant of Phantom Shares.

The Company hereby grants the Grantee [NUMBER] Phantom Shares. The Phantom Shares are subject to the terms and conditions of this Agreement and are also subject to the provisions of the Plan. The Plan is hereby incorporated by reference as though set forth herein in its entirety.

2.            Vesting.

The Phantom Shares shall be subject to the terms and conditions set forth in this Section 2.

(a)           Except as otherwise provided herein, 100% of the Phantom Shares shall vest on December 31, 20__, (the “Vesting Date”) provided that the Grantee has not had a Termination of Service prior to such date.

(b)           The following terms shall apply in the event of Termination of Service:

(i)            In the event that, prior to the Vesting Date, the Grantee experiences a Termination of Service by the Company without Cause (as defined in the Employment Agreement) or a Termination of Service by the Grantee for Good Reason (as defined in the Employment Agreement), then, subject to Section 5(j) of the Employment Agreement relating to execution of a release, the Phantom Shares shall become fully vested as of the date of the Grantee’s Termination of Service. For the avoidance of doubt, the vesting described in this Section 2(b)(i) shall apply regardless of whether the Grantee’s Termination of Service occurs at any time prior to or following a Change of Control.

(ii)            In the event the Grantee experiences a Termination of Service on account of death or Disability (as defined in the Employment Agreement) prior to the Vesting Date, then the Phantom Shares shall become fully vested as of the date of the Grantee’s Termination of Service; provided that in the event of the Grantee’s Disability, such vesting shall be subject to Section 5(j) of the Employment Agreement relating to execution of a release.

(iii)          Notwithstanding the foregoing provisions of this Section 2(b), if the circumstances described in clauses (A) or (B) below occur, then for purposes of this Agreement, the Executive’s termination of employment shall not constitute a termination by the Company without Cause or a termination by the Executive for Good Reason, and the Executive shall not be entitled to any vesting pursuant to this Section 2(b):

(A)            In connection with the Grantee’s Termination of Service with the Company, the Company is managed by an external manager pursuant to a management and advisory contract and such external manager has provided the Grantee with an offer of employment (I) on economic terms that are at least substantially equivalent in form and economic substance (and not in the aggregate) to those provided to the Grantee immediately prior to such Termination of Service and (II) on terms that would not be deemed to trigger Good Reason (an offer of employment that meets the requirements of (I) and (II), a “Qualifying Offer”).

(B)            A Change of Control occurs and immediately following such Change of Control, the Company is managed by an external manager pursuant to a management and advisory contract and such external manager has provided the Grantee with a Qualifying Offer.

If the circumstances described in the preceding clauses (A) or (B) occur and the Grantee accepts the external manager’s Qualifying Offer, then the Phantom Shares granted pursuant to this Agreement shall not be forfeited upon the Grantee’s Termination of Service with the Company and shall remain outstanding and continue to vest as long as the Grantee remains employed by the external manager. For the avoidance of doubt, upon the Grantee’s termination of employment with the external manager, the Phantom Shares granted pursuant to this Agreement shall be treated in accordance with the terms of this Agreement, applied as though the Grantee’s employment with the Company had terminated.

(c)            Except as otherwise provided in this Section 2 or as otherwise may be agreed to in writing between the Grantee and the Company, if the Grantee experiences a Termination of Service for any reason, any unvested Phantom Shares shall, with no further action, be forfeited and cease to be outstanding as of the Grantee’s Termination of Service.

3.            Settlement.

Each vested and outstanding Phantom Share shall be settled in one share of Common Stock of the Company (a “Share”) within 60 days following the date on which such Phantom Share vests as set forth in Section 2 above (the “Settlement Date”). To the extent payment described in this Section 3 is required to be delayed six months pursuant to the rules of Section 409A of the Code related to “specified employees,” such payment shall not be made before the date which is six months after the date of Grantee’s Termination of Service. Any delayed payment shall be made to the Grantee on the first day of the seventh month following the Grantee’s Termination of Service (or within 30 days following the Grantee’s death, if earlier).

4.            Dividend Equivalents.

In connection with the grant of the Phantom Shares made hereby, the Grantee has the right to receive, with respect to each outstanding Phantom Share (whether or not vested) that has not been forfeited in accordance with Section 2, cash in an amount equal to the cash dividend distributions declared on a Share to the Company’s stockholders (each, a “Dividend Payment”) during the period from the Grant Date through the Settlement Date. The Company shall make such cash payment to the Grantee within 15 days of the date on which the Dividend Payment is paid to the Company’s stockholders, and in any event no later than December 31 of the year in which the Dividend Payment is paid.

5.            Miscellaneous.

(a)           The value of a Phantom Share may decrease depending upon the Fair Market Value of a Share from time to time. Neither the Company nor the Committee, nor any other party associated with the Plan, shall be held liable for any decrease in the value of the Phantom Shares. If the value of such Phantom Shares decrease, there will be a decrease in the underlying value of what is distributed to the Grantee under the Plan and this Agreement.

(b)          With respect to this Agreement, (i) the Phantom Shares are bookkeeping entries and the Grantee shall not have any rights of a shareholder with respect to Common Stock unless and until the Phantom Shares vest and are settled by the issuance of such Shares of Common Stock, (ii) the obligations of the Company under the Plan are unsecured and constitute a commitment by the Company to make benefit payments in the future, (iii) to the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company, (iv) all payments under the Plan (including distributions of Shares) shall be paid from the general funds of the Company and (v) no special or separate fund shall be established or other segregation of assets made to assure such payments (except that the Company may in its discretion establish a bookkeeping reserve to meet its obligations under the Plan). The award of Phantom Shares is intended to be an arrangement that is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(c)           THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)          The Committee may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Grantee.

(e)           All notices hereunder shall be in writing and, if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Committee and, if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 5(e).

(f)           The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(g)          Nothing in this Agreement shall (i) confer on the Grantee any right to continue in the service of the Company or its Subsidiaries or otherwise confer any additional rights or benefits upon the Grantee with respect to the Grantee’s employment with the Company or (ii) interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the Grantee’s service at any time.

(h)           If any change is made to the outstanding Common Stock or the capital structure of the Company, the Phantom Shares shall be adjusted in accordance with the Plan.

(i)            The Phantom Shares and the rights relating thereto shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on the Phantom Shares and the rights relating thereto shall be void.

(j)            The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Phantom Shares may be transferred by will or the laws of descent or distribution.

(k)           The Plan is discretionary and may be amended, suspended or discontinued by the Company at any time, in its discretion. The grant of the Phantom Shares in this Agreement does not create any contractual right or other right to receive any Phantom Shares or other Grants in the future. Future Grants, if any, will be at the sole discretion of the Company. Any amendment, suspension or discontinuation of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

(l)            The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

(m)          The Grantee shall be required to pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to the Phantom Shares. Except as may be otherwise permitted by the Committee, to satisfy such obligation, the Company shall withhold a number of Shares to be issued pursuant to this Agreement with an aggregate Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due; provided, however, that no Shares shall be withheld with an aggregate value exceeding the minimum amount of tax required to be withheld by law or such higher amount that does not result in adverse accounting treatment for the Company, as approved in advance by the Committee. Notwithstanding anything contained in the Plan or this Agreement to the contrary, the Grantee’s satisfaction of any tax withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Grantee, and the failure of the Grantee to satisfy such requirements with respect to this Grant shall cause this Grant to be forfeited.

(n)           The Phantom Shares shall be subject to any applicable clawback policy implemented by the Board from time to time.

(o)           The Phantom Shares are intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code and administered in accordance with Section 27 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Grantee’s execution of a release, directly or indirectly, result in the Grantee designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year, to the extent required by Section 409A of the Code.

(p)          This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided that, for the avoidance of doubt, Section 7(f) of the Employment Agreement, which provides for forfeiture of equity awards and repayment of any shares or other amounts received pursuant to equity awards in the event that the Grantee breaches his obligations under Section 7 of the Employment Agreement, shall apply to the Phantom Shares and any amounts paid to the Grantee pursuant to this Agreement, and is hereby incorporated by reference. In the event of any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall govern.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

MFA FINANCIAL, INC.

By:
Name:
Title:

The Grantee hereby agrees and acknowledges that (a) the Grantee will be bound by the terms and conditions of this Agreement and the Plan and (b) all determinations by the Committee will be final and binding on all persons.

Name: Bryan Wulfsohn

Exhibit D

Form PRSU Award

MFA FINANCIAL, INC.

EQUITY COMPENSATION PLAN

PHANTOM SHARE AWARD AGREEMENT

(PERFORMANCE BASED VESTING)

AGREEMENT, dated as of the ____ day of January, 20__ (the “Grant Date”), by and between MFA Financial, Inc., a Maryland corporation (the “Company”), and Bryan Wulfsohn (the “Grantee”).

WHEREAS, the Company maintains the MFA Financial, Inc. Equity Compensation Plan, as it may be amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee, as an employee of the Company or a subsidiary of the Company, is an Eligible Person;

WHEREAS, the Company and the Grantee entered into that certain Amended and Restated Employment Agreement, entered into as of October 2, 2026 (as may be amended and restated from time to time, the “Employment Agreement”); and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant Phantom Shares to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.            Grant of Phantom Shares.

(a)            The Phantom Shares are subject to the terms and conditions of this Agreement and are also subject to the provisions of the Plan. The Plan is hereby incorporated by reference as though set forth herein in its entirety.

(b)           The target amount of Phantom Shares granted pursuant to this Agreement is [TARGET] Phantom Shares (the “Target Amount”); provided that the Grantee has the opportunity to earn up to [200% OF TARGET] Phantom Shares (the “Maximum Amount”), subject to the Maximum Cap described in Section 4(e), based upon achievement of performance goals and the terms and conditions described herein.

(i)            With respect to the Target Amount, [NUMBER] Phantom Shares (the “Absolute TSR Target Shares”), and with respect to the Maximum Amount, [200% OF ABSOLUTE TSR TARGET SHARES] Phantom Shares will vest based on the Company’s total shareholder return for the TSR Performance Period (as defined below) subject to the Grantee’s continued service with the Company through December 31, 20__ (the “Vesting Date”), except as provided in Section 2 below.

(ii)           With respect to the Target Amount, [NUMBER] Phantom Shares (the “Relative TSR Target Shares”), and with respect to the Maximum Amount, [200% OF RELATIVE TSR TARGET SHARES] Phantom Shares will vest based on the Company’s total shareholder return compared to the total shareholder return of the peer group companies listed on Appendix 1 to Exhibit A attached hereto (the “Peer Group Companies”) for the TSR Performance Period subject to the Grantee’s continued service with the Company through the Vesting Date except as provided in Section 2 below.

2.            Vesting.

(a)           Subject to Section 2(b) and Section 2(c) and the Maximum Cap (as defined in Section 4(e)), the number of Phantom Shares granted hereunder that shall vest on the Vesting Date, if any, shall be calculated in accordance with Exhibit A attached hereto based upon the achievement of the performance goals set forth on Exhibit A (the “Performance Goals”) during the period beginning on January 1, 20[ ] and ending on the Vesting Date (December 31, 20[ ]), or if earlier, a Change of Control (such period, the “TSR Performance Period”); provided that, to the extent that any fractional Shares result, the number of Phantom Shares eligible for settlement (as set forth in Section 4) shall be rounded up to the nearest whole share. Any Phantom Shares granted hereunder that do not vest on the Vesting Date shall be forfeited.

(b)           Except as otherwise set forth in Section 2(c), the following terms shall apply in the event of a Termination of Service:

(i)            If, prior to the Vesting Date, the Grantee experiences a Termination of Service by the Company without Cause (as defined in the Employment Agreement) or a Termination of Service by the Grantee for Good Reason (as defined in the Employment Agreement), then, subject to Section 5(j) of the Employment Agreement relating to execution of a release, as of the Vesting Date, the Grantee shall vest in the number of Phantom Shares that would have vested on the Vesting Date based upon achievement of the Performance Goals if the Grantee remained employed through the Vesting Date.

(ii)            If, prior to the Vesting Date, the Grantee experiences a Termination of Service on account of the Grantee’s death or Disability (as defined in the Employment Agreement), then the number of Phantom Shares that shall vest, if any, on the Vesting Date shall be the number of Phantom Shares that would have vested on the Vesting Date based upon achievement of the Performance Goals if the Grantee remained employed through the Vesting Date; provided that, such vesting shall be subject to Section 5(j) of the Employment Agreement relating to execution of a release, if the Grantee experiences a Termination of Service on account of the Grantee’s Disability.

(iii)            If the Grantee experiences a Termination of Service by the Company for Cause, then all Phantom Shares granted pursuant to this Agreement, whether or not vested, shall immediately be cancelled for no consideration, and the Grantee shall cease to have any rights under this Agreement.

(c)            If a Change of Control occurs during the Performance Period, the number of Phantom Shares that vest pursuant to this Agreement shall be calculated as described in this Section 2(c), subject to the Maximum Cap. Notwithstanding anything to the contrary, the Committee may take such additional actions with respect to the Phantom Shares as it deems appropriate pursuant to the Plan.

(i)            In lieu of measuring performance as of the end of the Performance Period, the Committee shall calculate a “Change of Control Amount” as of the closing date of the Change of Control (the “Change of Control Date”), determined in accordance with Exhibit A.

(ii)            If the Grantee continues in service through the Vesting Date, the Change of Control Amount shall vest on the Vesting Date.

(iii)            If the Grantee experiences a Termination of Service due to death or Disability upon or following the Change of Control and prior to the Vesting Date, then upon such Termination of Service, the Grantee shall vest in the Change of Control Amount, subject in the case of the Grantee’s Disability, to Section 5(j) of the Employment Agreement relating to execution of a release.

(iv)            If the Grantee experiences a Termination of Service by the Company without Cause or for Good Reason upon or following the Change of Control and prior to the Vesting Date, then upon such Termination of Service, the Grantee shall vest in the Change of Control Amount, subject to Section 5(j) of the Employment Agreement relating to execution of a release.

(v)            If the Grantee experiences a Termination of Service on account of the Grantee’s death or Disability, termination by the Company without Cause or termination by the Grantee for Good Reason prior to the Change of Control Date, and a Change of Control occurs following the such Termination of Service and prior to the Vesting Date, then as of the date of the Change of Control, the Grantee shall vest in the Change of Control Amount, subject to Section 5(j) of the Employment Agreement relating to execution of a release.

(vi)            For the avoidance of doubt, if the Change of Control Date occurs after the Vesting Date but prior to settlement of the vested Phantom Shares, the number of Phantom Shares that vest pursuant to this Agreement shall be determined in accordance with Exhibit A without regard to the occurrence of the Change of Control.

(d)            Notwithstanding the foregoing provisions of this Section 2, if the circumstances described in clauses (i) or (ii) below occur, then for purposes of this Agreement, the Grantee’s termination of employment shall not constitute a termination by the Company without Cause or a termination by the Grantee for Good Reason, and the Grantee shall not be entitled to any vesting pursuant to this Section 2:

(i)            In connection with the Grantee’s Termination of Service with the Company, the Company is managed by an external manager pursuant to a management and advisory contract and such external manager has provided the Grantee with an offer of employment (A) on economic terms that are at least substantially equivalent in form and economic substance (and not in the aggregate) to those provided to the Grantee immediately prior to such Termination of Service and (B) on terms that would not be deemed to trigger Good Reason (an offer of employment that meets the requirements of (A) and (B), a “Qualifying Offer”).

(ii)            A Change of Control occurs and immediately following such Change of Control, the Company is managed by an external manager pursuant to a management and advisory contract and such external manager has provided the Grantee with a Qualifying Offer.

If the circumstances described in the preceding clauses (i) or (ii) occur and the Grantee accepts the external manager’s Qualifying Offer, then the Phantom Shares granted pursuant to this Agreement shall not be forfeited upon the Grantee’s Termination of Service with the Company and shall remain outstanding and continue to vest as long as the Grantee remains employed by the external manager. For the avoidance of doubt, upon the Grantee’s termination of employment with the external manager, the Phantom Shares granted pursuant to this Agreement shall be treated in accordance with the terms of this Agreement, applied as though the Grantee’s employment with the Company had terminated.

(e)            Except as otherwise provided in this Section 2, if the Grantee experiences a Termination of Service for any reason prior to the Vesting Date, the Phantom Shares granted hereunder shall, with no further action, be forfeited and cease to be outstanding as of the Grantee’s Termination of Service.

(f)            Any Phantom Shares granted hereunder that do not vest as of the Vesting Date shall, with no further action, be forfeited and cease to be outstanding as of the Vesting Date.

3.             Dividend Equivalents.

(a)           With respect to each outstanding Phantom Share granted hereunder that vests in accordance with Section 2 and Exhibit A (such shares being the “Vested Phantom Shares”), the Grantee shall receive additional Phantom Shares (such additional Phantom Shares being the “Dividend Phantom Shares”), which Dividend Phantom Shares will reflect the cash dividend distributions declared in the ordinary course on a share (“Share”) of Common Stock of the Company (each, a “Dividend Payment”) during the period beginning on the Grant Date and ending on the Vesting Date (or if earlier, the date on which the Phantom Shares are settled pursuant to Section 4) (such period, the “Dividend Period”).

(b)           Dividend Payments shall be deemed to have been payable only with respect to Vested Phantom Shares and shall be made in the form of Dividend Phantom Shares. The Dividend Phantom Shares shall settle in the form of additional Shares at the time the Phantom Shares granted hereunder are settled pursuant to Section 4.

(c)           The number of Dividend Phantom Shares to be distributed as contemplated by subsections 3(a) and 3(b) shall be calculated as follows: with respect to each Vested Phantom Share, the Company will, as of the date of any Dividend Payment during the Dividend Period, credit to the Grantee an amount (per each Vested Phantom Share) equal to the amount of the cash dividend declared and paid in respect of one Share. Such credited amount will be credited in the form of hypothetical additional Phantom Shares (such hypothetical Phantom Shares, “DER Phantom Shares”), the number of which will be calculated (rounded up to the nearest whole share) based on the Fair Market Value (i.e., closing market price) of a Share as of the payment date of the applicable cash dividend. Any and all DER Phantom Shares credited to the Grantee in respect of the Dividend Period will be subject to compounding through the end of the Dividend Period (i.e., deemed reinvestment in Shares), such that they will be credited with additional hypothetical DER Phantom Shares to the extent of any additional dividends declared during the Dividend Period and the number of which additional hypothetical DER Phantom Shares will also be calculated (rounded up to the nearest whole share) based on the Fair Market Value of a Share as of the payment date of the applicable cash dividend. The number of Dividend Phantom Shares to be received by the Grantee in respect of Vested Phantom Shares shall be the sum of all DER Phantom Shares credited to the Grantee (inclusive of all additional DER Phantom Shares credited to the Grantee resulting from compounding as contemplated in the preceding sentence).

(d)           In the event that dividends are declared with respect to the Common Stock of the Company during the period beginning on the Vesting Date and ending on the date on which the Vested Phantom Shares are settled pursuant to Section 4, then an amount equal to the dividends that the Grantee would have received if the Grantee had owned a number of Shares equal to the sum of the Vested Phantom Shares and any Dividend Phantom Shares credited to the Grantee (as contemplated in Section 3(c) above) as of the date the dividend is declared shall be paid to the Grantee in cash on the date such dividends are paid to holders of the Common Stock of the Company.

4.             Settlement.

(a)           Subject to subsections (b), (c), (d) and (e) below, each vested and outstanding Phantom Share that vests pursuant to this Agreement (which, for the avoidance of doubt, shall equal the sum of Vested Phantom Shares and Dividend Phantom Shares) shall be settled in one Share on or about January 2, 20__1 (the “Settlement Date”).

(b)           The following terms shall apply in the event of a Termination of Service prior to the Settlement Date:

(i)            In the event that the Grantee’s Termination of Service occurs on or prior to the Vesting Date, each Phantom Share that vests pursuant to this Agreement shall be settled in one Share in January 20__.2

(ii)            In the event that the Grantee’s Termination of Service occurs following the Vesting Date, then to the extent not previously settled pursuant to Section 4(c) below, each Phantom Share that vested pursuant to this Agreement shall be settled in one Share within 30 days following such Termination of Service.

(iii)           Notwithstanding the preceding clauses (i) and (ii), in the event that the Grantee’s Termination of Service occurs on or prior to the Vesting Date and within 24 months following a Change of Control that constitutes a “change in control event” for purposes of Section 409A of the Code, each Phantom Share that becomes vested pursuant to this Agreement shall be settled in one Share within 60 days following such Termination of Service.

(c)            The following terms shall apply in the event a Change of Control that constitutes a “change in control event” for purposes of Section 409A of the Code occurs prior to the Settlement Date:

(i)            Except as otherwise provided in Section 4(b)(iii), in the event a Change of Control that constitutes a “change in control event” for purposes of Section 409A of the Code occurs on or prior to the Vesting Date, each Phantom Share that becomes vested pursuant to this Agreement shall be settled in one Share in January 20__3; and

1 Note to draft: To be January 2 immediately following the first anniversary of the Vesting Date.

2 Note to draft: To be January immediately following the Vesting Date.

3 Note to draft: To be January immediately following the Vesting Date.

(ii)            In the event a Change of Control that constitutes a “change in control event” for purposes of Section 409A of the Code occurs following the Vesting Date, each Phantom Share that became vested pursuant to this Agreement shall be settled in one Share within 30 days following the date of the Change of Control.

(d)           To the extent any payment described in this Section 4 is required to be delayed six months pursuant to the rules of Section 409A of the Code related to “specified employees,” such payment shall not be made before the date which is six months after the date of Termination of Service. Any delayed payment shall be made to the Grantee on the first day of the seventh month following the Grantee’s Termination of Service (or within 30 days following the Grantee’s death, if earlier).

(e)           Notwithstanding anything in this Agreement to the contrary, the Fair Market Value of the Shares delivered pursuant to this Agreement, measured as of the last day of the Performance Period (or, if earlier, the date on which the Phantom Shares are settled pursuant to this Section 4) shall not exceed 400% of the Fair Market Value of the Target Amount of Phantom Shares measured on the Grant Date (the “Maximum Cap”), and any and all amounts otherwise payable pursuant to this Agreement in excess of the Maximum Cap shall be forfeited, provided that, for the avoidance of doubt, payment with respect to the dividend equivalent rights described above for dividends declared and paid following the Vesting Date shall not count against the Maximum Cap.

5.             Miscellaneous.

(a)           The value of a Phantom Share may decrease depending upon the Fair Market Value of a Share from time to time. Neither the Company nor the Committee, nor any other party associated with the Plan, shall be held liable for any decrease in the value of the Phantom Shares. If the value of such Phantom Shares decrease, there will be a decrease in the underlying value of what is distributed to the Grantee under the Plan and this Agreement.

(b)          With respect to this Agreement, (i) the Phantom Shares are bookkeeping entries and the Grantee shall not have any rights of a shareholder with respect to Common Stock unless and until the Phantom Shares vest and are settled by the issuance of such Shares of Common Stock, (ii) the obligations of the Company under the Plan are unsecured and constitute a commitment by the Company to make benefit payments in the future, (iii) to the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company, (iv) all payments under the Plan (including distributions of Shares) shall be paid from the general funds of the Company and (v) no special or separate fund shall be established or other segregation of assets made to assure such payments (except that the Company may in its discretion establish a bookkeeping reserve to meet its obligations under the Plan). The award of Phantom Shares is intended to be an arrangement that is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(c)           THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)          The Committee may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Grantee.

(e)          All notices hereunder shall be in writing and, if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Committee and, if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 5(e).

(f)           The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(g)           Nothing in this Agreement shall (i) confer on the Grantee any right to continue in the service of the Company or its Subsidiaries or otherwise confer any additional rights or benefits upon the Grantee with respect to the Grantee’s employment with the Company or (ii) interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the Grantee’s service at any time.

(h)            If any change is made to the outstanding Common Stock or the capital structure of the Company, the Phantom Shares shall be adjusted in accordance with the Plan.

(i)            The Phantom Shares and the rights relating thereto shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on the Phantom Shares and the rights relating thereto shall be void.

(j)            The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Phantom Shares may be transferred by will or the laws of descent or distribution.

(k)            The Plan is discretionary and may be amended, suspended or discontinued by the Company at any time, in its discretion. The grant of the Phantom Shares in this Agreement does not create any contractual right or other right to receive any Phantom Shares or other Grants in the future. Future Grants, if any, will be at the sole discretion of the Company. Any amendment, suspension or discontinuation of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

(l)            The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

(m)          The Grantee shall be required to pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to the Phantom Shares. Except as may be otherwise permitted by the Committee, to satisfy such obligation, the Company shall withhold a number of Shares to be issued pursuant to this Agreement with an aggregate Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due; provided, however, that no Shares shall be withheld with an aggregate value exceeding the minimum amount of tax required to be withheld by law or such higher amount that does not result in adverse accounting treatment for the Company, as approved in advance by the Committee. Notwithstanding anything contained in the Plan or this Agreement to the contrary, the Grantee’s satisfaction of any tax withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Grantee, and the failure of the Grantee to satisfy such requirements with respect to this Grant shall cause this Grant to be forfeited.

(n)          The Phantom Shares shall be subject to any applicable clawback policy implemented by the Board from time to time.

(o)           The Phantom Shares are intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code and administered in accordance with Section 27 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Grantee’s execution of a release, directly or indirectly, result in the Grantee designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year, to the extent required by Section 409A of the Code.

(p)           This Agreement, including Exhibit A and Appendix 1 to Exhibit A, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided that, for the avoidance of doubt, Section 7(f) of the Employment Agreement, which provides for forfeiture of equity awards and repayment of any shares or other amounts received pursuant to equity awards in the event that the Grantee breaches his obligations under Section 7 of the Employment Agreement, shall apply to the Phantom Shares and any amounts paid to the Grantee pursuant to this Agreement, and is hereby incorporated by reference. In the event of any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall govern.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

MFA FINANCIAL, INC.

By:
Name:
Title:

The Grantee hereby agrees and acknowledges that (a) the Grantee will be bound by the terms and conditions of this Agreement and the Plan and (b) all determinations by the Committee will be final and binding on all persons.

Name: Bryan Wulfsohn

Exhibit A

This Exhibit A sets forth the Performance Goals applicable to the Phantom Shares granted pursuant to the Agreement to which this Exhibit A is attached. Unless otherwise specified in this Exhibit A, all defined terms shall have the meanings set forth in the Agreement.

The Phantom Shares will vest based on the Company’s total shareholder return for the TSR Performance Period and based on the Grantee’s continued service as set forth in the Agreement. As further described below, the Absolute TSR Shares will be eligible to vest based on the Company’s average total shareholder return for the Performance Period, and the Relative TSR Shares will be eligible to vest based on the Company’s total shareholder return compared to the total shareholder return of the Peer Group Companies for the TSR Performance Period.

For purposes of this Exhibit A, TSR for the TSR Performance Period shall be calculated as follows:

•	“TSR” is equal to (x) the Average Final Price minus the Average Initial Price, plus Dividends Paid on a share of common stock in respect of the TSR Performance Period, divided by (y) the Average Initial Price.

•	The “Average Initial Price” is equal to the average closing daily price of a share of common stock during the last 20 trading days immediately prior to the first day of the TSR Performance Period.

•	The “Average Final Price” is equal to the average closing daily price of a share of common stock during the last 20 trading days in the TSR Performance Period.

•	The “Dividends Paid” shall equal the cumulative dividends (including any stock dividends) paid per share of common stock in respect of the TSR Performance Period. For this purpose, dividends declared, but not yet paid, on a share within the 45-day period preceding the last day of the TSR Performance Period will be counted as Dividends Paid. Notwithstanding the foregoing, if any dividends were included in Dividends Paid for purposes of calculating TSR for the year prior to the year in which the TSR Performance Period commences, then such dividends will not be included in Dividends Paid for purposes of calculating TSR for the TSR Performance Period.

Absolute TSR Shares

For purposes of the Absolute TSR Shares, the “Average TSR” for the Performance Period is the TSR, divided by the number of full and partial years during the TSR Performance Period, and the “Target TSR” is an 8% per annum simple cumulative return (pro-rated for partial years) over the TSR Performance Period.

The portion of the Absolute TSR Target Shares that will be eligible to vest with respect to the Performance Period shall be determined by comparing the Average TSR of the Company to the Target TSR and may range from zero up to a maximum vesting of 200% of the Absolute TSR Target Shares.

The number of Absolute TSR Shares that will be eligible to vest with respect to the Performance Period shall equal the product of (i) the Absolute TSR Target Shares and (ii) the sum of (A) one (1) plus (B) a fraction (which fraction can be a negative number), the numerator of which is the Company’s Average TSR less Target TSR and the denominator of which is eight (8). For purposes of the preceding sentence, in the event that the Company’s Average TSR is (x) less than zero, then the Company’s Average TSR shall be deemed to be zero, and (y) greater 16%, then the Company’s Average TSR shall be deemed to be 16%.

Any Absolute TSR Shares that do not vest on the Vesting Date shall be forfeited.

Vested Absolute TSR Shares and related Dividend Payments, if any, will be settled as described in the Agreement.

Relative TSR Shares

At the end of each TSR Performance Period, the Company’s TSR and the TSR of each of the Peer Group Companies will be ranked from highest to lowest. The “Relative TSR Vesting Percentage” will be determined based on the Company’s TSR as compared to the TSR of the Peer Group Companies for the TSR Performance Period as follows:

Company TSR Rank	Relative TSR Vesting Percentage
80th percentile or above	200%
50th percentile	100%
At or below 25th percentile	0%

If the Company’s TSR Rank is between the 25th percentile and the 50th percentile or between the 50th percentile and the 80th percentile, the Relative TSR Vesting Percentage will be interpolated.

Notwithstanding the provisions set forth above, in the event that the Company’s TSR is a negative number, the Relative TSR Vesting Percentage shall not exceed 100%.

The number of Relative TSR Shares that will be eligible to vest for the TSR Performance Period will be determined by multiplying the Relative TSR Target Shares by the Relative TSR Vesting Percentage.

For the avoidance of doubt, in no event shall any Relative TSR Shares vest if the Company’s Average TSR Rank is at or below the 25th percentile.

Not more than 200% of the Relative TSR Target Shares may vest based on the Company’s TSR Rank.

Any Relative TSR Shares that do not vest on the Vesting Date shall be forfeited.

Vested Relative TSR Shares and related Dividend Payments, if any, will be settled as described in the Agreement.

Appendix 1 to Exhibit A

Relative TSR Peer Group Companies

[TO BE LISTED]

In the event of a merger, acquisition or business combination transaction of a Peer Group Company during the TSR Performance Period in which such Peer Group Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Group Company. Any entity involved in the transaction during the TSR Performance Period that is not the surviving company shall no longer be a Peer Group Company.

In the event of a merger, acquisition or business combination transaction of a Peer Group Company, a “going private” transaction or other event involving a Peer Group Company or the liquidation of a Peer Group Company (other than a bankruptcy as described below), in each case during the TSR Performance Period and where the Peer Group Company is not the surviving entity or is no longer publicly traded, such Peer Group Company shall no longer be a Peer Group Company.

Notwithstanding the foregoing, in the event of a bankruptcy of a Peer Group Company during the TSR Performance Period where the Peer Group Company is not publicly traded at the end of the Performance Period, such Peer Group Company shall remain a Peer Group Company but shall be deemed to be ranked last among all Peer Group Companies in the Peer Group.

Exhibit E

Release

This Release of Claims (this “Release”) is made as of _________________, by and between MFA FINANCIAL, INC. (“MFA”) and ________________ (the “Executive”).

(a)            The Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the termination payments and other consideration provided for under the Employment Agreement entered into by MFA and the Executive, as from time to time amended in accordance with its terms (the “Employment Agreement”), hereby forever releases and discharges MFA, and its successors, its affiliated entities, and, in such capacities, its past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the federal Worker Adjustment and Retraining Notification Act; the federal Equal Pay Act; any federal False Claims Act; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York Labor Law; the New York Executive Law; New York Equal Pay Law; New York Civil Rights Law; the New York Worker Adjustment and Retraining Notification Act; and any other federal, state and local laws, ordinances and regulations; (ii) any and all liability that was or may have been alleged against or imputed to MFA by the Executive or by anyone acting on his behalf; (iii) all claims for monetary or equitable relief, employment or reemployment with MFA in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided in the Employment Agreement. The only claims that are not being waived and released by the Executive under this Release are (i) claims for indemnification or D&O coverage or any claim arising under, or preserved by, Section 5 of the Employment Agreement, (ii) claims that, cannot be waived as a matter of law or public policy, (iii) claims based on any wrongful act or omission occurring after the date Executive signs this Release, (iv) claims to vested benefits under any compensation or benefit plan, program or arrangement in which the Executive was participating as of the date of termination of his employment, (v) claims seeking enforcement of this Release or the Employment Agreement, and (vi) claims challenging the legality of this Release in a legal proceeding pursuant to the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. The Executive acknowledges that the Executive has not made any claims or allegations related to discrimination, harassment or sexual abuse and none of the termination payments and other consideration provided for under the Employment Agreement are related to discrimination, harassment or sexual abuse.

(b)            Except as provided in Section (c) below, the Executive warrants, represents and certifies that he has not filed or instituted, and, no person or agency has filed or instituted on his behalf and/or at his direction, any complaints, lawsuits, arbitration proceedings, actions, causes of action, in law or equity, administrative charges, claims, controversies, demands, grievances and/or proceedings whatsoever against any Releasee, in any forum. The Executive represents and warrants that he has not assigned any claim released herein.

(c)            Nothing in this Release or the Employment Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Executive is waiving the Executive’s right to receive any individual monetary relief from MFA or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief, MFA will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit the Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Executive does not need the prior authorization of MFA to engage in conduct protected by this paragraph, and the Executive does not need to notify MFA that the Executive has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(d)            BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

(1)            HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(2)            IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(3)            HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(4)            THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED (THE “EFFECTIVE DATE”);

(5)            THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN SECTION (d)(3).

(6)            THE COMPANY ADVISES THE EXECUTIVE TO CONSULT WITH AN ATTORNEY. THEREFORE, HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(7)            NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THIS RELEASE;

(8)            HE IS LEGALLY COMPETENT TO EXECUTE THIS RELEASE AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

(9)            HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the parties have hereunto set their hands this __________ day of ___________________.

By:
Bryan Wulfsohn

MFA Financial, Inc.

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